Exhibit 99.1

FRONTIER OILFIELD SERVICES, INC. COMPLETES TRANSACTIONS

Dallas, Texas	25 July 2012

Tim P Burroughs, President and CEO of Frontier Oilfield Services, Inc (OTCQB: FOSI) announced today that the Company has completed the acquisition of Chico Coffman Tank Trucks, Inc (“Coffman”), including its wholly owned subsidiary, Coffman Disposal, LLC, which had audited gross revenue in 2011 of $40,500,000 and net income before interest, taxes, depreciation and amortization of $3,263,000.

The acquisition was facilitated by credit facilities loaned to the Company in the aggregate amount of $14,000,000 provided by Capital ONE Leverage Finance Corp. and ICON Investments.

Coffman is a commercial salt water disposal company with its primary area of operations located within the Northern Barnett Shale oil and gas field located in North Central Texas.

Coffman’s assets are currently valued on its financial statements at $24 million and consist of accounts receivables, rolling stock (85 trucks and trailers) six permitted commercial salt water disposal wells and its headquarters real property located in Chico, Texas.

Coffman’s primary services wells owned and operated by Devon Energy (DVN), XTO Energy (XTO), Pioneer Natural Resources (PXD) and EnCana Corporation (ECA).

Tim P Burroughs, President of Frontier Oilfield Services, Inc, stated, “The acquisition of Coffman allows Frontier to expand its operations across North Central and East Texas and was a next step to our business strategy of geographic expansion over the US mid-continent region.”

ABOUT FRONTIER OILFIELD SERVICES, INC

Frontier Oilfield Services, Inc.’s primary business focus on wastewater recovery and disposal has been selected due to the recurring nature of the revenues, the relatively high margins and the strong barriers to entry by potential competitors because of the limited supply of state permitted commercial disposal wells. In addition, as a result of breakthroughs in recent technology (the process by which shale oil and gas is extracted), exploration & production companies are faced with increasing volumes of, and thus challenges with regard to the disposal of, produced fluids and saltwater. Frontier’s acquisition strategy in this highly fragmented, decentralized and essential sector of the energy services market positions Frontier for potentially rapid expansion and substantial growth in the future.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; difficulty in managing operations of acquired businesses; and limited trading in the public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

(For more information contact Dick O’Donnell , EVP at Frontier Oilfield Services, Inc (972) 243-2610)